Exhibit 23.1


                      CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Paine Webber Group Inc. for the registration of $400,000,000 of debt securities and to the incorporation by reference therein of our reports dated January 31, 1995, with respect to the consolidated financial statements of Paine Webber Group Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.




                                            ERNST & YOUNG LLP






New York, New York
October 13, 1995